1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

LISTING OF INDEXED ACCOUNTS AND VALUES FROM THE INDEX APPRECIATION ACCOUNT

BARCLAYS GLOBAL MA CLASSIC INDEXED ACCOUNT

The following provides the values and the method used in calculating any Index Segment Interest Credit for each Segment of the Barclays Global MA Classic Indexed Account.

Index	Barclays Global MA Index, excluding dividends

Segment Initiation Date	The 15th day of each calendar month

Segment Term	1 Year

Maximum Number of Segments	Up to 12 Segments at any given time

Segment Floor Rate	[0.00]%

Lock In Date	End of the third Business Day prior to the Segment Initiation Date

Lock Out Period	12 consecutive months

Minimum Participation Rate	20%

Index Segment Interest Credit. The following formula is used to calculate any Index Segment Interest Credit on Segments in the Barclays Global MA Classic Indexed Account. We review our Participation Rate periodically and, at that time, we may decide to change that rate on a basis that does not discriminate unfairly within any class of the Lives Insured, subject to the Minimum Participation Rate stated above.

The Index Segment Interest Credit on the Segment Maturity Date is equal to the Adjusted Segment Crediting Balance on the Segment Maturity Date, multiplied by the Segment Growth Rate. The Segment Growth Rate is the greater of (a) and (b) where:

(a)	is the Index Change times the Participation Rate; and

(b)	is the Segment Floor Rate

We may add additional Indexed Accounts from time to time and we will give you notice when we do so. We reserve the right to cease offering one or more new Segments of the Indexed Accounts at any time and ceasing offering any Index Account once there are no outstanding Segments for that Index Account. We also reserve the right for any Indexed Account to substitute an Index with another Index in connection with new Segments. In addition, before the end of a Segment Term, we may take any of these actions because the Index is no longer available, the value of the Index is not available, or the investments needed to meet its obligation to credit interest based on the Segment Growth Rate are no longer available or are only available at a noneconomic cost. If we substitute an Index for another Index, the Indexed Account will continue to offer the guaranteed indexed account parameters shown in Section 1. Any open Segments in an Indexed Account will remain until they mature after which the Segment Proceeds will automatically be transferred to the Guaranteed Interest Account (or Fixed Account if variable life), unless you request in writing that the Segment Proceeds be transferred to an available Indexed Account. If we cease offering an Index Account during a Segment Term, that date will be deemed to be the end of the Segment Term and the Segment Proceeds will automatically be transferred to the Guaranteed Interest Account (or Fixed Account if variable life). In the event that we decide to substitute an Index or we cease to offer an Indexed Account, we will notify you and any assignee of record in advance of the change at your last known addresses.

ICC21 BGMCIA-IVUL(09/2021)	3.X

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

INDEX DISCLAIMERS

The Barclays Global MA Index (the “Index”) is a proprietary index that manages volatility through a systematic, rules-based investment approach.

Neither Barclays Bank PLC (”BB PLC”) nor any of its affiliates (collectively, “Barclays”) is the issuer or producer of the John Hancock Life Insurance Company (U.S.A.)’s (the “Company” or the “Issuer”) life insurance products (the “Products”) and Barclays has no responsibilities, obligations or duties to purchasers of the Products. The Index, together with any Barclays indices that are components of the Index, is a trademark owned by Barclays and, together with any component indices and index data, is licensed for use by the Company as the issuer or producer of the Products.

Barclays’ only relationship with the Issuer in respect of the Index is the licensing of the Index, which is administered, compiled and published by BB PLC in its role as the index sponsor (the “Index Sponsor”) without regard to the Issuer or the Products or purchasers of the Products. Additionally, the Company as the Issuer may for itself execute transaction(s) with Barclays in or relating to the Index in connection with the Products. Purchasers acquire the Products from the Company and purchasers neither acquire any interest in the Index nor enter into any relationship of any kind whatsoever with Barclays upon purchase of the Products. The Products are not sponsored, endorsed, sold or promoted by Barclays and Barclays makes no representation regarding the advisability of the Products or use of the Index or any data included therein.

Barclays shall not be liable in any way to the Issuer, Product purchaser or to other third parties in respect of the use or accuracy of the Index or any data included therein.

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index. The Index is operated by Barclays Index Administration, an independent index administration function within Barclays Bank PLC. Barclays Bank PLC may terminate the appointment of, and replace, the Index Sponsor with a successor index sponsor. Following the termination of the appointment of the Index Sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor on www.barclays.com/indices (or any successor website) as soon as reasonably practicable.

Solactive AG is the official index calculation and maintenance agent of the Index. The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trademark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to purchasers, investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the use of the Index or Index trademark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to purchase or invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any purchase in this financial instrument.

Barclays does not guarantee the accuracy and/or completeness of the Index described herein any data included therein, or any data from which it is based, and Barclays shall not have any liability for any errors, omissions, or interruptions therein. Barclays does not make any warranty, express or implied, as to the results to be obtained from the use of the Index. Barclays expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall Barclays have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

ICC21 BGMIND-DIS	3.X

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

INDEX DISCLAIMERS

None of Barclays, any of its affiliates or subsidiaries nor any of its directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index and any use to which any person may put the Index or the levels of the Index. In addition, although Barclays reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, Barclays is under no obligation to do so and Barclays shall have no liability in respect of any errors or omissions. Nothing in any of the disclaimers set forth above will exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

ICC21 BGMIND-DIS	3.X